Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) is made as of April 9, 2007, to be effective as of April 9, 2007 (the “Effective Date”), by and among CLST-NAC, Ltd., formerly known as CellStar, Ltd., a Texas limited partnership (collectively, the “Company”) and Sherrian Gunn (the “Employee”).

WHEREAS, on March 30, 2007, the Company completed a transaction (the “Transaction”) that resulted in the sale of substantially all of the assets of the Company and will result in a subsequent liquidation of the remaining assets of the Company and its affiliates;

WHEREAS, the Company desires to retain the services of Employee following the closing of the Transaction;

NOW, THEREFORE, in consideration of the mutual promises and agreements made in this Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

1.                                       Employment.  The Parties acknowledge that the Company’s employment of Employee constitutes an “at-will” employment relationship.  Upon the Effective Date, the Company will provide Employee the opportunity to remain employed by the Company, subject to the terms of this Employment Agreement, and pay Employee a signing bonus (“Signing Bonus”) referenced in paragraph 2 below, conditioned on Employee’s execution of a release agreement in the form attached as Exhibit A (the “Release”).  Employee will be required to accept a title of officer if one is offered to her, and shall perform such duties and provide such services as may be reasonably requested by the Company, on the terms and conditions set forth herein.  The Company shall name Employee as a beneficiary under all Director and Officers’ liability policies in existence at the Effective Date.  The term of Employee’s continued employment pursuant to this Employment Agreement shall be twelve (12) months from the Effective Date (the “Term”).  If the Company wishes to extend the Term, the Company shall provide Employee thirty (30) days notice prior to the end of the Term, but both Parties must agree to extend the Term by mutual written agreement (“Extended Term”).  For purposes of the Completion Bonus, as defined in paragraph 3 hereto, the Company may only request that Employee agree to one extension of the Term prior to payment of the Completion Bonus.  Employee will be paid $13,390.63 per month (“Wages”), in accordance with the Company’s established payroll practice, through the Term, or Extended Term, and will be provided paid time off (“PTO”), vacation and holidays normally available to employees of the Company consistent with the Company’s established policies.  The Company shall have no obligation to provide Employee with medical benefits.  Notwithstanding the foregoing, in lieu of any health, dental or vision insurance, the Company agrees to provide Employee with a benefits allowance (the “Benefits Allowance”) in the amount of $1,500 per month during the Term of this Agreement.  Such Benefits Allowance shall be paid monthly on the first of every month.  Upon the termination of this Agreement without cause by the Company, all payments of the Benefits

Allowance shall cease and Consultant shall receive a lump sum equivalent to six (6) months of the Benefits Allowance.

2.                                       Signing Bonus.  The Company will pay Employee, conditioned on Employee’s execution of this Employment Agreement and Release referenced in paragraph 1 of this Employment Agreement, a Signing Bonus in the amount of (a) a lump-sum amount of $64,275, minus required withholdings and deductions, which is the amount that would be payable to Employee by the Company as Severance Pay in accordance with the Company’s customary practice in the event Employee’s employment with the Company had been terminated as a result of the Transaction; and (b) the amount of PTO the Employee had accrued for the calendar year 2006, minus required withholdings and deductions.  The Signing Bonus shall be paid in lieu of any severance obligation that the Company may have following the termination of Employee’s Term or Extended Term for any reason, except that Employee shall be entitled to any accrued but unused PTO not paid pursuant to this Employment Agreement.  The Signing Bonus shall be paid to Employee within fifteen (15) days following the Employee’s execution of the Release.

3.                                       Completion Bonus.  Upon completion of the Term, or any Extended Term, the Company will pay to Employee a bonus in an amount equal to $257,100, which amount is twelve (12) times the monthly Wages of Employee pursuant to this Employment Agreement, plus an additional amount equivalent to two times the amount that is 30% of Employee’s annual salary pursuant to this Agreement  (the “Completion Bonus”), payable to Employee in a lump sum amount, minus required withholdings and deductions, conditioned on Employee’s execution of a supplemental release agreement in the form attached as Exhibit B (“Supplemental Release”).  If Employee declines to extend the Term and proper notice has been given by the Company, Employee will forfeit the Completion Bonus.  Employee is only required to complete one Extended Term in order to receive the Completion Bonus.  The Completion Bonus shall be paid to Employee within fifteen (15) days following the Employee’s execution of the Supplemental Release

4.                                       Termination.  The Term and any Extended Term may be accelerated and this Employment Agreement and Employee’s employment terminated by the Company for Cause, or without cause.  At the end of the Term, or any Extended Term, or sooner if accelerated by the Company, or voluntarily terminated by Employee prior to expiration of the stated Term, or Extended Term, Employee’s employment with the Company and this Employment Agreement (except those post termination obligations set forth in paragraphs 7 and 8 of this Employment Agreement) will end, which shall be referred to as the “Termination Date.”

Employee may terminate this Employment Agreement upon sixty (60) days written notice to the Company.  If Employee terminates this Employment Agreement prior to the expiration of the Term, or any Extended Term, Employee will no longer be eligible to receive the Completion Bonus described in paragraph 3 hereof, will no longer receive Premium Reimbursements referred to in paragraph 1 hereof beginning with the first day of the month following the date of Termination Date, and will not be entitled to any compensation other than his or her unpaid Wages earned through the Termination Date and accrued, unused PTO consistent with Company policy.

The Company may accelerate and terminate this Employment Agreement and Employee’s termination upon thirty (30) days written notice to the Employee during the Term or Extended Term.  In the event that this Employment Agreement and Employee’s employment is terminated by the Company prior to the end of the Term, or any Extended Term, the Company shall pay Employee for any unpaid Wages earned through the Termination Date.  In addition, if the Company terminates this Employment Agreement “without Cause” at any time prior to the end of the original Term or the Extended Term, the Company shall pay Employee, in a lump-sum, an amount equal to the remaining Wages that Employee would have earned had Employee completed the original Term, less required withholdings and deductions, plus the Completion Bonus, conditioned on Employee’s execution of the Supplemental Release.  Such payments shall be made to Employee within fifteen (15) days following Employee’s execution of the Supplemental Release.

5.                                       Change in Control.

a.                                       Definition of Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the following:  the members of the board of directors (the “Board”) of CLST Holdings, Inc., formerly known as CellStar Corporation (“Parent”) on the date hereof (the “Incumbent Directors”) cease to be a majority of the members of that Board; provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Parent’s stockholders was approved by a majority of the Incumbent Directors shall be considered an Incumbent Director.

b.                                      Notwithstanding the provisions of Paragraph 4 (Termination) hereof, during the ninety (90) day period after a Change in Control, Employee may terminate her employment hereunder for a Change in Control. In such event and in lieu of any payments that Employee would be otherwise entitled to receive pursuant to this Agreement, Employer shall pay to Employee as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within fifteen (15) days after termination and Employee’s execution of the Supplemental Release, an amount which is equal to (1) the remaining Wages that Employee would have earned had Employee completed the original Term or Extended Term, (2) the Completion Bonus, and (3) six (6) months of the Benefits Allowance, less required withholdings and deductions; provided, however, that if such payment, either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Employee under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), then such payment or other benefit shall be reduced to the largest amount that will not result in receipt by Employee of a parachute payment. The determination of the amount of the payment described in this Section shall be made by Parent’s independent auditors.

c.                                       In the event Employee is required to take steps to enforce the provisions of this Paragraph 5 against the Company, Parent, or any of their affiliates, Employee shall be entitled to recover from the Company for all reasonable costs and expenses (including without limitation, attorneys’ fees) incurred by Employee as a remedy in such action; and such costs and expenses shall be promptly paid to Employee.

6.                                       Cause.  For purposes hereof, “Cause” shall mean termination because of the Employee’s (i) continued unsatisfactory performance of or refusal to perform the duties that are assigned to her during the Term, (ii) engaging in unethical or illegal behavior, (iii) failure to follow established policies of the Company, (iv) conviction of or entry of a plea of guilty or nolo contendere to any crime involving moral turpitude or entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting Employee from performing his or her duties under this Employment Agreement, or (v) any other material breach of any provision of this Employment Agreement.  In the event Employee’s employment is terminated for Cause, Employee will no longer be eligible to receive the Completion Bonus, and will only be entitled to receive the unpaid Wages earned through the Termination date.

7.                                       Confidentiality Agreement.  Employee acknowledges and agrees that she is subject to that certain Non-Competition and Confidentiality Agreement (the “Confidentiality Agreement”) dated April 9, 2007, between Employee and the Company, and Employee shall continue to be bound by the terms and conditions of such Confidentiality Agreement

8.                                       Intellectual Property and Works Made for Hire.  Employee acknowledges and agrees that she is subject to that certain Agreement Regarding Inventions (the “IP Agreement”) dated April 9, 2007, between Employee and the Company, and Employee shall continue to be bound by the terms and conditions of such IP Agreement.

9.                                       Miscellaneous.

a.                                       CellStar’s Remedies.  Employee acknowledges that the restrictions contained in this Employment Agreement are reasonable and necessary to protect the Company’s legitimate business interest and that any violation of this Employment Agreement would result in irreparable harm to the Company for which there is no adequate remedy at law.   Therefore, Employee agrees that, in addition to any other remedies available, the Company shall be entitled to injunctive relief, specific performance, and other equitable relief to secure the enforcement of this Employment Agreement.

b.                                      Successors and Assigns.  This Employment Agreement shall bind and inure to the benefit of the parties hereto and their heirs, successors and assigns.

c.                                       Governing Law.  This Employment Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles.   Employee also consents to the personal jurisdiction of the state and/or federal courts in the State of Texas for any legal action relating to the Services performed under this Employment Agreement.

d.                                      Entire Agreement and Amendment.  This document contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior discussions between the parties with respect to the aforementioned topics.   Any failure to enforce any provision(s) of this Employment Agreement shall not constitute a waiver thereof or of any other provision hereof.   If any provision of this Employment Agreement is deemed void

as a matter of law, all remaining provisions will continue in full force and effect.   This Employment Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

e.                                       Survival of Confidentiality Obligation.  Notwithstanding any other provision in this Employment Agreement, Employee’s obligation to hold and keep all Confidential Information confidential shall survive the expiration or earlier termination of this Employment Agreement for a period of five (5) years.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement effective as of the 9th day of April, 2007.

CLST-NAC, LTD.		EMPLOYEE
By:	National Auto Center, Inc.
General Partner

	/s/ Michael J. Farrell	/s/ Sherrian Gunn
	Michael J. Farrell	Sherrian Gunn
Chief Executive Officer

EXHIBIT A

GENERAL RELEASE AND SEVERANCE AGREEMENT
(“AGREEMENT”)

For good and valuable consideration, receipt of which is hereby acknowledged, the parties enter into this General Release and Severance Agreement (“Agreement”) as follows:

1.                   Parties.  The parties to this Agreement are Sherrian Gunn, his or her  heirs, spouse, representatives, successors and assigns (hereinafter referred to collectively as “Employee”), and CLST-NAC, Ltd., formerly known as CellStar, Ltd., and any of their predecessors, successors, divisions, subsidiaries, affiliates or related companies, organizations, joint venture partners, partners, including, their present and former officers, directors, shareholders, agents, fiduciaries, employees, attorneys, representatives, successors and assigns (hereinafter referred to collectively as the “Company”).

2.                   Transaction.  The Company is considering a potential transaction that would result in a sale of substantially all of the assets of the Company and a subsequent liquidation of the remaining assets of the Company and its affiliates (“Transaction”).

3.                   Consideration.  In consideration of Employee’s execution of the Employment Agreement dated April 9, 2007, between Employee and the Company, this Agreement and release of claims against the Company as described in Paragraph 4 below, the Company agrees to retain Employee after the Transaction as an employee of the Company.  Employee will continue to receive his or her existing base salary for an amount of time provided in the Employment Agreement, which shall be referred to as the “Term.”  In addition, the Company will pay a Signing Bonus in the amount of (a) a lump-sum amount of $64,275, minus required withholdings and deductions, which is the amount that would be payable to Employee by the Company as Severance Pay in accordance with the Company’s customary practice in the event Employee’s employment with the Company had been terminated as a result of the Transaction; and (b) the amount of PTO the Employee had accrued for the calendar year 2006, minus required withholdings and deductions (the “Signing Bonus”).  Furthermore, in the event Employee elects to continue his or her health insurance under any group healthcare plan maintained by Brightpoint, Inc. or its affiliates, the Company will reimburse Employee during the Term or Extended Term, as such term is defined in the Employment Agreement, for such premiums paid by Employee (“Premium Reimbursements”) at the end of the month.

Employee recognizes and agrees that (i) the payments set forth in this paragraph exceed the amount to which he/she would otherwise be entitled under applicable Company policies, (ii) he/she is not entitled to the benefits or payments set forth in this paragraph, including the Signing Bonus and Premium Reimbursements, and (iii) will only be eligible for the those benefits and receive the payments set forth in this paragraph as a condition of signing this Agreement.  The payments to Employee pursuant to this paragraph constitute full and final resolution of any and all potential claims by employee, whether known or unknown, as set forth in Paragraph 4 below.

In further consideration of this agreement, Employee will cooperate with the Company in response to requests for information or assistance by the Company in connection with any matters relating to or arising out of Employee’s employment with the Company.  The Company shall reimburse Employee for his/her reasonable, actual out-of-pocket expenses incurred while providing such assistance, in accordance with the policies and procedures of the Company.

4.                   Release Of Claims.  In consideration of the Term and/or Extended Term, payments and promises described in Paragraph 3, Employee, on behalf of himself/herself, his/her heirs, spouse, representatives, successors and assigns, hereby releases, discharges, and forever holds the Company harmless from any and all claims, demands, actions, causes of action, costs, fees, bonuses, commissions, compensation, severance pay, suits and all liability whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, civil or criminal, arising or existing on, or at any time prior to, and through the date Employee signs this Agreement, as described in paragraph 3 of this Agreement, except as provided in this Agreement.  Such released claims include, without limitation, claims relating to or arising out of (i) Employee’s employment and any employment contract with the Company, except for the Employment Agreement referenced in paragraph 3 of this Agreement, (ii) any claim for severance or other compensation, except as set forth in this Agreement, (iii) Employee’s separation from employment with the Company, (iv) the Company’s policies, and (iii) all claims known or unknown, through the date of this Agreement, that could be asserted by Employee against the Company, at law or equity or sounding in contract (express or implied) or tort, or arising under any federal, state, or local laws of any jurisdiction that prohibits age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, claims under the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964, as amended, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family and Medical Leave Act (“FMLA”), the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniform Services Employment and Re-employment Rights Act of 1994, and the Texas Commission on Human Rights Act and any other federal, state, local or municipal whistleblower protection, discrimination or anti-retaliation statute or ordinance) or any other federal, state, local or municipal laws in any jurisdiction, claims arising under the Employee Retirement Income Security Act (“ERISA”), or any other statutory, contractual or common law claims.

5.                   No Admission Of Liability This Agreement shall not in any way be construed as an admission by the Company of any acts of wrongdoing or violation of any statute, law, or legal right.  Rather, the Company specifically denies and disclaims that it has any liability to Employee, but is willing to pay the sum described above at this time to definitively resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

6.                   No Assignment Of Claims.  Employee represents that he/she has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.

7.                   Binding Effect Of Agreement.  This Agreement shall be binding upon the Company and upon Employee and his/her heirs, spouse, representatives, successors and assigns.

8.                   Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas.  The Company and Employee agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

9.                   Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

10.            Entire Agreement.  This Agreement sets forth the entire agreement between the Parties regarding Employee’s release of claims.  Employee represents and acknowledges that in executing this Agreement, he/she does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.

11.            Right To Consult Attorney And Voluntary Nature Of Agreement.  Employee acknowledges that he/she has had an opportunity to review all aspects of this Agreement, has been advised to consult with an attorney if he/she chooses, and has had the opportunity, if he/she so desires, to consult with an attorney of his/her own choosing regarding the effect of this Agreement.  Employee further acknowledges that he/she has been given a period of twenty-one (21) days from April 6, 2007, to review and consider this Agreement before executing it, and has the right to use as much or as little of the twenty-one (21) day period as he/she wishes before executing this Agreement.  Employee may revoke this Agreement within seven (7) days after signing it, in which event this Agreement and the obligations herein, including the payments set forth in paragraph 3 of this Agreement, are null and void.  Revocation is only effective if Employee delivers a written notice of revocation to the Company, c/o Sherrian Gunn, 601 S. Royal, Coppell, Texas 75019, within seven (7) days after executing the Agreement.  Employee understands that the Company’s obligations under this Agreement do not become effective until after the seven-day revocation period has expired.  Employee represents and agrees that he/she is voluntarily entering into this Agreement.

PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS

[Signature Page Follows]

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS RELEASE AND SEVERANCE AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THE AGREEMENT.

EMPLOYEE

Dated: April 9, 2007	/s/ Sherrian Gunn

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

Before me, a Notary Public, on this day personally appeared Sherrian Gunn, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this 9th day of April, 2007.

[signature of Notary Public]
(SEAL)	Notary Public in and for the State of Texas

CLST-NAC, LTD.
	By:	National Auto Center, Inc.
General Partner

Dated: April 9, 2007	By:	/s/ Michael J. Farrell

Name: Michael J. Farrell

Title: President and Chief Executive Officer

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

Before me, a Notary Public, on this day personally appeared Michael J. Farrell, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of National Auto Center, Inc., acting in its capacity as General Partner for CLST-NAC, Ltd., and that he/she has executed the same on behalf of said entities for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 9th day of April, 2007,

(SEAL)	[Signature of Notary Public]
Notary Public in and for the State of Texas